Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS

The Unaudited Pro Forma Combined Consolidated Balance Sheet as of December 31, 2003 and the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2003 combine the historical Vital Images, Inc. and HInnovation, Inc. balance sheets and statements of operations as if the acquisition of HInnovation, which occurred on February 18, 2004, had been completed on December 31, 2003 for purposes of the presentation of the Unaudited Pro Forma Combined Consolidated Balance Sheet and on January 1, 2003 for purposes of the presentation of the Unaudited Pro Forma Combined Consolidated Statement of Operations.

The total purchase price of the HInnovation acquisition is currently estimated to be approximately $12.6 million and has been accounted for as the purchase of a business under Statement of Financial Accounting Standards No. 141, “Business Combinations.”  We acquired all of the outstanding common stock of HInnovation in exchange for $6.0 million in cash and issued 376,262 shares of common stock to the shareholders of HInnovation. The common stock was valued at $6.1 million for accounting purposes.  We incurred approximately $0.5 million in direct costs of the acquisition.  In addition, the transaction includes $6.0 million of contingent milestone payments comprised of $3.0 million in common stock and $3.0 million in cash.  The contingent milestone payments are based on the achievement of certain revenue targets resulting from the sale of products containing HInnovation technology during the twelve-month period following the closing date; the porting of Vital Images’ product to HInnovation’s product platform and the commercial launch thereof; and licensing of the HInnovation patented technology within 24 months of the closing date.  The number of shares issued under the contingent milestone payments will be determined based on the average closing price of the Company’s common stock during the 10 trading days prior to completion of the milestone objective.  The unaudited pro forma combined consolidated financial statements should be read together with the financial statements including the notes to these statements of Vital Images and the historical financial statements of HInnvoation.  We did not assume any stock options or warrants.

The pro forma adjustments reflecting the consummation of the HInnovation acquisition are based on the purchase method of accounting, available financial information, and certain estimates and assumptions set forth in the notes to the Unaudited Pro Forma Combined Consolidated Financial Statements.  An appraisal firm assisted us with the valuation of the identified intangible assets in The Unaudited Pro Forma Combined Consolidated Financial Statements and has issued a draft report thereon.  The valuation resulted in the allocation of $7.1 million to identifiable intangibles, which will be amortized over periods ranging from three to seven years.  The valuation also resulted in the identification of $700,000 of in-process research and development (“R&D”) costs, which were immediately expensed on the closing date as a non-deductible charge.  In addition, we are finalizing the tax attributes acquired from HInnovation.  These tax attributes primarily relate to stock option activity by HInnovation.  Vital Images is working to secure additional net operating losses related to stock option activity.  If successful, there could be a reduction in Vital Images' net deferred tax liability and a reduction of goodwill of up to approximately $1,050,000.  The final purchase price allocation will be based on the closing date (February 18, 2004) balance sheet of HInnovation and is also subject to adjustment for payments of contingent consideration in future periods.  There is also the possibility that a contractual service obligation may be reduced.  This obligation is reflected at its present fair value in deferred revenue on the unaudited pro forma combined consolidated balance sheet.  If the maximum amount of reduction occurs, it will not a material impact on goodwill, but any reduction of the obligation will be reflected as a reduction of goodwill and deferred revenue.  Until these matters are completed, the purchase price is preliminary and subject to adjustment.  The pro forma adjustments do not reflect any operating efficiencies or additional costs that may result with respect to the combined business of Vital Images and HInnovation.

At the time of acquisition, HInnovation had development projects in process, including the collaboration module of its Web-based product (the “Collaboration Module Project”). The Collaboration Module Project involves the design and development of innovative features for Web-based consultation meetings with interactive and synchronized viewing of full-quality images, annotation and mouse movement.  The Collaboration Module Project includes significant and innovative advancements to the HInnovation software platform in the areas of network synchronization of high quality images and user privilege management for online collaboration. The design, verification and other processes involved in the Collaboration Module Project require tools and skills that are new to HInnovation.  The appraisal referenced above estimated that $1.0 million of the purchase price represents the fair value of purchased in-process R&D related to the Collaboration Module Project, that it has not yet reached technological feasibility and that it has no alternative future uses. This amount is not reflected as an expense in the unaudited pro forma combined consolidated statement of operations as it is a non-recurring, non-tax-deductible charge upon consummation of the acquisition.  However, it is reflected as an increase in the accumulated deficit on the unaudited pro forma combined consolidated balance sheet..

The Unaudited Pro Forma Combined Consolidated Financial Statements as of and for the year ended December 31, 2003 do not purport to represent what the actual financial condition or results of operations of the combined businesses would have been if the acquisition of HInnovation had occurred on the dates indicated in these pro forma combined consolidated financial statements nor does this information purport to project our results or financial position for any future periods.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2003

	Vital Images, Inc.	HInnovation, Inc.	Combined	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$30,111,613	$1,166	$30,112,779	$(6,000,126	)(a)	$24,112,653
Marketable securities	4,078,587	—	4,078,587			4,078,587
Accounts receivable, net	4,982,362	—	4,982,362			4,982,362
Deferred income taxes	275,000	—	275,000			275,000
Prepaid expenses and other current assets	672,072	2,552	674,624			674,624
Total current assets	40,119,634	3,718	40,123,352	(6,000,126)		34,123,226
Property and equipment, net	3,043,239	46,128	3,089,367			3,089,367
Licensed technology, net	450,000	—	450,000			450,000
Deferred income taxes	9,500,000	—	9,500,000	(1,925,000	)(a)	7,575,000
Goodwill	—	—	—	7,251,603	(a)	7,251,603
Intangible assets	—	—	—	7,100,000	(a)	7,100,000
Other assets	144,346	—	144,346			144,146

TOTAL ASSETS	$53,257,219	$49,846	$53,307,065	$6,426,477		$59,733,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,485,451	$89,112	$1,574,563	$—		$1,574,563
Accrued payroll	1,347,464	—	1,347,464			1,347,464
Deferred revenue	5,054,804	307,499	5,362,303			5,362,303
Accrued royalties	556,494	—	556,494			556,494
Other current liabilities	285,121	178,399	463,520	502,759	(b)
				—		966,279
Current portion of related party long-term debt	—	289,000	289,000	—		289,000
Total current liabilities	8,729,334	864,010	9,593,344	502,759		10,096,103
Deferred revenue	264,691	—	264,691			264,691
Total liabilities	8,994,025	864,010	9,858,035	502,759		10,360,794

Shareholders’ equity:
Preferred stock	—	750,000	750,000	(750,000	)(c)	—
Common stock	111,404	63	111,467	3,763	(a)
				(63	)(c)	115,167
Additional paid-in capital	56,108,590	1,649,917	57,758,507	6,105,791	(a)
				(1,649,911	)(c)	62,214,381
Deferred stock-based compensation	—	(246,476)	(246,476)	246,476	(c)	—
Accumulated deficit	(11,956,800)	(2,967,668)	(14,924,468)	2,967,668	(c)
				(1,000,000	)(d)	(12,956,800)
Total shareholders’ equity	44,263,194	(814,164)	43,449,030	5,923,718		49,372,748

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,257,219	$49,846	$53,307,065	$6,426,477		$58,733,542

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2003

	Vital Images, Inc.	HInnovation, Inc.	Combined	Pro Forma Adjustments		Pro Forma Combined

Revenue:
License fees	$18,388,794	$15,000	$18,403,794	$—		$18,403,794
Maintenance and services	6,319,999	7,500	6,327,499			6,327,499
Hardware	2,066,454	—	2,066,454			2,066,454
Total revenue	26,775,247	22,500	26,797,747	—		26,797,747

Cost of revenue:
License fees	1,818,353	—	1,818,353	1,140,000	(a)	2,958,353
Maintenance and services	3,773,794	5,015	3,778,809			3,778,809
Hardware	1,478,914	—	1,478,914			1,478,914
Total cost of revenue	7,071,061	5,015	7,076,076	1,140,000		8,216,076

Gross margin	19,704,186	17,485	19,721,671	(1,140,000)		18,581,671

Operating expenses:
Sales and marketing	9,317,766	72,156	9,389,922			9,389,922
Research and development	5,168,695	1,334,663	6,503,358	168,000	(a)
				(516,000	)(e)	6,155,358
General and administrative	3,806,914	413,855	4,220,769	(129,000	)(e)	4,091,169
Total operating expenses	18,293,375	1,820,674	20,114,049	(477,000)		19,637,049

Operating income (loss)	1,410,811	(1,803,189)	(392,378)	(663,000)		(1,055,378)

Other income, net	213,859	(5,896)	207,963			207,963
Income (loss) before income taxes	1,624,670	(1,809,085)	(184,415)	(663,000)		(847,415)

Provision (benefit) for income taxes, net	(6,507,000)	—	(6,507,000)	(247,000	)(c)	(6,754,000)

Net income (loss)	$8,131,670	$(1,809,085)	$6,322,585	$(416,000)		$5,906,585

Net income (loss) per share – basic	$0.80					$0.56

Weighted average common shares outstanding – basic	10,189,114			376,262	(d)	10,565,376

Net income (loss) per share – diluted	$0.69					$0.48

Weighted average common shares outstanding – diluted	11,848,268			376,262	(d)	12,224,530

The accompanying notes are an integral part of these unaudited pro forma combined consolidated financial statements.

VITAL IMAGES, INC. NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

The unaudited pro forma combined consolidated financial statements included herein have been prepared by Vital Images, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations.  However, the Company believes that the disclosures are adequate to make the information presented not misleading.

NOTE 2.  PRELIMINARY PURCHASE PRICE ALLOCATION

The unaudited pro forma combined consolidated financial statements reflect an estimated purchase price of approximately $12.1 million and other costs directly related to the acquisition as follows:

                The total purchase price is as follows:

Value of common stock issued	$6,109,554
Cash paid to HInnovation shareholders	6,000,126
Direct acquisition costs	502,759

$12,612,439

                The preliminary allocation of the total purchase price is as follows:

Estimated identified intangible assets, subject to amortization (1)	$7,100,000
Estimated goodwill, not subject to amortization	7,251,603
Estimated in-process research and development costs (2)	1,000,000
Estimated deferred tax liabilities, net	(1,925,000)
Estimated net liabilities assumed	(814,164)

$12,612,439

                (1)           The preliminary allocation of identifiable assets together with the straight-line amortization periods is as follows:

Existing software technology	$3,400,000	5 years
Patent and patent applications	$3,200,000	7 years
Non-competition/employment agreements	$500,000	3 years

                (2)           In-process research and development costs of $1,000,000 were expensed in the period in which the acquisition was consummated.  Accordingly, the in-process research and development costs are reflected in the pro forma combined consolidated balance sheet as an addition to accumulated deficit.  The pro forma combined consolidated statement of operations do not include the in-process research and development costs of $1,000,000 as it is considered a non-recurring charge.  The final purchase price allocation will be determined upon finalization of the closing balance sheet, finalization of estimates for direct acquisition costs and a comprehensive final evaluation of the fair value of all assets and liabilities.

NOTE 3.  PRO FORMA ADJUSTMENTS

Balance Sheet

The accompanying unaudited pro forma combined balance sheet has been prepared as if the acquisition had been completed on December 31, 2003 and reflects the following pro forma adjustments:

(a)           Reflects the value of the 376,262 shares of Vital Images common stock issued to acquire HInnovation, Inc. based on the average closing price of Vital Images common stock of $16.2375, which was equal to the average of the closing sale prices of one share of Vital Images’ common stock as reported on the NASDAQ National Market for the two consecutive trading days occurring before the first public announcement of the signing of the Acquisition Agreement, and the two consecutive trading days occurring immediately after such public announcement date.  Also includes the cash paid to the stockholders of HInnovation, Inc. and the estimated allocation of the purchase price to assets acquired and liabilities assumed.

(b)           Reflects the direct costs of the acquisition as noted in the above table.

(c)           Reflects the elimination of the shareholders’ equity balances of HInnovation, Inc. as this acquisition is being accounted for using the purchase method of accounting.

(d)           Reflects the $1 million of in-process research and development charged to expense as part of the acquisition of HInnovation, Inc. as noted above.

Statement of Operations

The accompanying unaudited pro forma combined consolidated statement of operations has been prepared as if the acquisition had been completed as of the beginning of the year ended December 31, 2003 and reflects the following pro forma adjustments:

(a)           Reflects the amortization of intangibles for one year.

(b)           The amount of interest income that would not have been earned by Vital Images and the amount of interest expense that  would not have been paid by HInnovation had the acquisition of HInnovation occurred on January 1, 2003 approximated one another.  Since these amounts offset one another, no adjustment was made.

(c)           Reflects the tax benefit of the amortization of intangibles.

(d)           Reflects issuance of 376,262 shares of Vital Images common stock issued to acquire HInnovation.

(e)           Reflects the removal of HInnovation’s stock-based compensation that will not recur.